ASSISTED LIVING CONCEPTS, INC.
EXHIBIT 10.8
SUMMMARY OF DIRECTOR COMPENSATION
     Directors who are not employees of Assisted Living Concepts, Inc. are paid an annual retainer of $15,000 per year, a fee of $1,500 for each Board and committee meeting they attend, and $500 for each telephonic Board or committee meeting they attend. In addition, the annual retainer for the Board chairman is $50,000 and the annual retainer for the vice chairman is $25,000. The annual retainer for the chair of the Audit Committee is an additional $15,000 and the annual retainer for the other committee chairs is an additional $10,000. Directors are reimbursed for expenses incurred in connection with attending Board and committee meetings.